EXHIBIT 99.1

MCI ANNOUNCES INTENT TO SELL INVESTMENT STAKE IN EMBRAPAR

ASHBURN, Va., November 12, 2003 – MCI (WCOEQ, MCWEQ) today announced that it intends to seek a buyer for its ownership stake in Embratel Participações S.A., [NYSE:EMT; BOVESPA: EBTP3, EBTP4]. MCI currently owns a 19.26 percent economic interest in Embratel and a 51.79 percent voting interest.

“After careful consideration, we have determined that we should sell our ownership interest in Embratel,” said Jonathan Crane, MCI executive vice-president of Corporate Development and Strategy. “This divestiture will enhance the ability of both companies to focus on key strategic opportunities more closely aligned with each company’s core businesses. As part of this transaction, we intend to maintain a substantial and important commercial relationship with Embratel, as we continue to serve our customers’ global communications needs.”

Lazard LLC and Weil, Gotshal and Manges have been retained by MCI to manage the divestiture process. MCI stated that a buyer has not yet been identified, and that the outcome of this process cannot be assured. Any transaction to sell MCI’s stake will be subject to the approval of MCI’s board of directors and to any applicable regulatory agencies and third-party consents.

About WorldCom

WorldCom, Inc. (WCOEQ, MCWEQ), which currently conducts business under the MCI brand name, is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry’s most expansive global IP backbone, based on the number of company-owned POPs, and wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today’s market. For more information, go to http://www.mci.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to the company’s bankruptcy proceedings and matters arising out of pending class-action and other lawsuits and ongoing internal and government investigations relating to the previously announced restatement of its financial results. Other factors that may cause actual results to differ materially from management’s expectations include economic uncertainty; the effects of vigorous competition, including price compression; the impact of technological change on our business, alternative technologies, and dependence on availability of transmission facilities; risks of international business; regulatory risks in the United States and internationally; contingent liabilities; uncertainties regarding the collectibility of receivables; risks associated with debt service requirements and our financial leverage; uncertainties associated with the success of acquisitions; and the ongoing war on terrorism. More detailed information about those factors is contained in the company’s filings with the Securities and Exchange Commission. We will continue to file documents with the Securities and Exchange Commission under the WorldCom, Inc. name until the effective date of the Plan of Reorganization.

###